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EXHIBIT 99.1

FLEMING TO REFINANCE REVOLVING DEBT WITH NEW 10-YEAR NOTES OFFERING

               Business Editors

               DALLAS--(BUSINESS WIRE)--Sept. 5, 2001--Fleming Companies, Inc. (NYSE:FLM) today announced that it plans to issue $250 million of new 10-year senior subordinated notes in a private placement to refinance existing bank revolver borrowings.

               The new senior subordinated notes are being issued at a time when Fleming has experienced growth in its business. Fleming's short-term borrowings have increased as a result of new customer growth, recent acquisitions in the convenience-store distribution sector of its business, and acquisitions that have grown distribution center and retail volume in the company's western and southwestern operations. Proceeds from the new notes will be used to repay bank revolver borrowings.

               The new notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

               In connection with the notes issuance, Fleming has commenced the solicitation of consents from holders of its 10-1/2 percent senior subordinated notes due 2004 and 10-5/8 percent senior subordinated notes due 2007 to amend certain provisions of the indentures governing those securities.

               Safe Harbor Statement: This release includes forward-looking statements that depend on future events for their accuracy or rely upon projections and assumptions that may prove to be inaccurate. These forward-looking statements and the company's business and prospects are subject to a number of factors that could cause actual results to differ materially, including: the ability to obtain capital or obtain it on acceptable terms; adverse effects of the changing industry environment and increased competition; and negative effects of the company's substantial indebtedness and the limitations imposed by restrictive covenants contained in the company's debt instruments. These and other risk factors are described in the company's Securities and Exchange Commission reports, including but not limited to the 10-K Report for the 2000 fiscal year. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof.

               --30--ma/da*

          CONTACT:           Fleming, Dallas
                             Media:
                             Shane Boyd, 972/906-8824
                             or
                             Randy Hatcher, 972/906-8823

          or
                             Investors-Equity:
                             Meredith Anderson, 972/906-8592
                             or
                             Investors-Debt:
                             Matt Hildreth, 972/906-8126

          KEYWORD:           TEXAS

          INDUSTRY KEYWORD:  FOODS/BEVERAGES RETAIL SUPERMARKETS

          SOURCE:            Fleming